Exhibit (h)(35) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

EXECUTION COPY

SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of October 1, 2011 by and between State Street Bank and Trust Company, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (the “Sub-Administrator”), and Federated Administrative Services, a Delaware statutory trust having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779 (the “Administrator”).

WHEREAS, each of the investment companies listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”) is an open-end management investment company currently comprised of multiple series (each, a “Portfolio” and collectively, the “Portfolios”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Funds have retained the Administrator to furnish certain administrative services to the Funds pursuant to an Agreement for Administrative Services, dated as of November 1, 2003, as amended, by and between the Funds and the Administrator (the “Administration Agreement”); and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain tax services to the Funds, and Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to the Funds for purposes of providing certain tax services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

The Funds currently consist of the Portfolios of shares as listed in Schedule A to this Agreement. In the event that the Administrator establishes one or more additional Fund(s) with respect to which it wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Sub-Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund(s) in writing by the Administrator and the Sub-Administrator at the time of the addition of such Fund(s).

2. DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator, upon request of the Sub-Administrator, copies of each of the following documents and all future amendments and supplements, if any:

a.	Each Fund’s organizational documents;

b.	Each Fund’s currently effective registration statement under the 1940 Act and each Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

c.	A Certificate of the Administrator’s Secretary certifying the authorization of: (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to give instructions to the Sub- Administrator pursuant to this Agreement (“Authorized Persons”);

d.	A copy of the Administration Agreement, investment advisory agreement and any other service agreements between the Funds and its investment advisor; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into, perform and receive services pursuant to this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.	With respect to each Fund:

(1)	It is duly organized, existing and in good standing under the laws of the state of its formation;

(2)	It is an investment company properly registered with the SEC under the 1940 Act;

(3)	A registration statement under the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement; and

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the state in which the Fund offers or sells its shares have been made.

5. SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the services set forth in Schedule B to this Agreement, subject to the authorization and direction of the Administrator or other Authorized Persons, as the case may be, and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and Sub-Administrator.

The Sub-Administrator shall perform such other services for the Funds that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for any work completed prior to the termination shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any other reasonable expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s behalf or the Administrator’s request or with the Administrator’s consent.

The Administrator and the Funds will bear all expenses that are incurred in the operation of the Funds and not specifically assumed by the Sub-Administrator.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator or any Authorized Persons for instructions and may consult with its own legal counsel or outside counsel for a Fund or the independent accountants for a Fund at the reasonable expense of the Administrator, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an Authorized Person or by Authorized Persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or a Fund insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or a Fund by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator for the Funds. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, except as otherwise agreed to in writing by the parties hereto, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Fund and the Administrator under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by a Fund and Administrator including, but not limited to, any liability relation to qualification of a Fund as regulated investment company or any liability relating to a Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2011 shall be the date of this Agreement through December 31, 2011, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2012 and terminating on December 31, 2012 shall be the date of this Agreement through December 31, 2011, calculated on an annualized basis.

The Sub-Administrator shall not be responsibility or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by an Authorized Person, or upon reasonable reliance on information or records given or made by a Fund or the Administrator, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9. CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that the each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records that it maintains for a Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Sub-Administrator further agrees that all records that it maintains for a Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

11. SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator to the Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent any Fund or the Administrator in any way or otherwise be deemed an agent of any Fund or the Administrator.

12. EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending February 28, 2015 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to a Fund or any Portfolio, the Administrator or applicable Fund or Portfolio shall pay Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements.

In the event of: (i) the Administrator’s termination of this Agreement with respect to a Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due under the terms hereof as of the date of such termination and shall reimburse the Sub-Administrator for its reasonable costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Fund’s such Portfolio’s records as set froth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Fund or Portfolio and distribution of such Fund’s or Portfolio’s assets as a result of the Board of Trustees of the Fund’s determination in its reasonable business judgment that such Fund or Portfolio is no longer viable, (b) a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with, another entity, or (c) the sale by a Fund or Portfolio of all, or substantially all, of the Fund’s or Portfolio’s assets to another entity, in each of (b) and (c) where the Sub-Administrator is retained to continue providing services to such Fund or Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

13. NOTICES

Any notices or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Administrator:

Federated Administrative Services

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attention: Richard Novak

Facsimile: (412) 288-6788

If to the Sub-Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, Massachusetts 02206-5049

Attention: Fund Administration Legal Department

Facsimile: 617-662-3805

14. AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15. ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.

16 SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

17. DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Fund’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name, address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18. ENTIRE AGREEMENT

Except as otherwise agreed to in writing by the parties hereto, the Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representation, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21. GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

22. REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

23. COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

FEDERATED ADMINISTRATIVE SERVICES

By:	/s/ Richard A. Novak
Name:	Richard A. Novak
Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Funds

Equity Funds:

Federated Kaufmann Fund

Federated Kaufmann Large Cap Fund

Federated Kaufmann Small Cap Fund

Federated Max-Cap Index Fund

Federated Mid-Cap Index Fund

Federated Equity Income Fund, Inc.

Federated Kaufmann Fund II

Federated Capital Appreciation Fund II

Fixed Income Funds:

Federated Floating Rate Strategic Income Fund

Federated Short-Term Income Fund

Federated MDT Balanced Fund

Federated Capital Income Fund

Federated Asset Allocation Fund

Federated Strategic Income Fund, Inc.

Federated Total Return Bond Fund

Federated Capital Income Fund II

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

Sub-Administration Services

Fund Administration Tax Services

a.	Compute and prepare tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Fund(s)’ federal, state, and local income tax returns and extension requests (signed by State Street Bank and Trust Company as paid preparer) for review and for execution and filing by the Fund’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United State Government obligations, and financial information relating to all other necessary Internal Revenue reporting requirements included in the tax documentation provided to the Funds’ shareholders by the Fund’s transfer agent;

d.	Review and sign off on annual minimum distribution calculations (income and capital gain) for both Federal and excise tax purposes prior to their declaration; and

e.	Participate in discussions of potential tax issues with the Administrator and the Fund(s)’ audit firm.

Tax services, as described above and in this Agreement, do not include the identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code 1272(a)(6) tax calculations for asset backed securities.